Exhibit 4.13

LOAN NUMBER	LOAN NAME	ACCT. NUMBER	AGREEMENT DATE
156779	Optical Cable Corporation	19398	10/26/07

NOTE AMOUNT	INDEX (w/Margin)	RATE	MATURITY DATE	LOAN PURPOSE
$6,500,000.00	First Phase – Not Applicable Second Phase – Not Applicable	First Phase - 7.5% Second Phase - 7.5%	10/01/11	Commercial

AMENDMENT #1 TO COMMERCIAL LOAN AGREEMENT

Draw Loan

DATE AND PARTIES. The date of this Amendment #1 to Commercial Loan Agreement (hereafter “Amended Agreement”) is October 26, 2007. The parties and their addresses are as follows:

LENDER:	BORROWER:
VALLEY BANK	OPTICAL CABLE CORPORATION
a Virginia Corporation
36 W. Church Ave. S.W.	5290 Concourse Drive
Roanoke, Virginia 24011	Roanoke, Virginia 24019

WHEREAS, by mutual agreement the parties desire to modify certain terms of that Commercial Loan Agreement dated September 22, 2006 (“Original Agreement”),

NOW THEREFORE, in exchange for mutual consideration, the sufficiency of which is hereby acknowledged, the parties agree that the Original Agreement is hereby supplemented, amended, corrected, and restated as follows:

1)	The Original Agreement is modified by the addition of the following section:

2. E. Draw Period. The loan will be single advancing note with a draw period extending through February 28, 2009.

This draw period amends and supersedes the previously stated draw period of 12 months stated in the commitment letter (p.1, section “Funding: C)”) dated July 17, 2006.

2)	Except as supplemented, amended, and corrected herein, the Original Agreement otherwise remains in full force and effect.

SIGNATURES. By signing under seal, I agree to the terms contained in this Agreement. I also acknowledge receipt of a copy of this Agreement.

BORROWER:		LENDER:

Optical Cable Corporation		Valley Bank

By:	/s/ Tracy G. Smith (Seal)	By:	/s/ Scott Leffel (Seal)
	Tracy G. Smith	Name:	Scott Leffel
	Vice President and CFO	Title:	Vice President